UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported):  May 8, 2014

ITT EDUCATIONAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-13144	36-2061311
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

13000 North Meridian Street
Carmel, Indiana 46032-1404
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (317) 706-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 8, 2014, ITT Educational Services, Inc. (the “Company”) entered into an Agreement for Purchase and Sale of Real Estate (the “Agreement”) with College Portfolio Buyer LLC (“CPB”).  The Agreement provides that at the closing, the Company will sell up to 24 parcels of real property and related buildings, fixtures, other improvements, rights and interests (the “Properties”) that it owns to CPB, and the Company will enter into one or more master leases (the “Leases”) with CPB to lease the Properties sold (the “Sale-Leaseback Transaction”).  The Properties are currently used by the Company, and are intended to continue to be used by the Company under lease, as ITT Technical Institute locations.

If all of the Properties are sold by the Company to CPB at the closing, the purchase price to be paid by CPB to the Company will be approximately $119.1 million, subject to potential adjustment based on the results of CPB’s due diligence (the “Purchase Price”).  In the event that less than all of the Properties are sold in the Sale-Leaseback Transaction, the Purchase Price will be reduced based on the values of the Properties that are not sold.

At the closing of the Sale-Leaseback Transaction, CPB will determine the number of Leases to be entered into, which Leases will provide for the lease by CPB to the Company of all of the Properties sold by the Company to CPB, and the parties will enter into those Leases.  Each Lease will have a 15-year term and will provide for customary lease terms.  If all of the Properties are sold by the Company to CPB, the Leases will provide for an aggregate of approximately $9.5 million in annual rental payments, net of occupancy costs, over the 15-year term, subject to a 2% annual rate increase.  Based on its preliminary review of the potential accounting treatment of the Leases, the Company believes that the Leases would qualify for classification as operating leases on the Company’s financial statements, if the Sale-Leaseback Transaction is consummated on the terms specified in the Agreement.  This preliminary assessment, however, is subject to change as the Company continues to analyze whether the Leases would be classified as operating leases or capital leases following completion of the Sale-Leaseback Transaction, and there can be no assurance that the Leases would not be classified as capital leases.

The Agreement contains customary representations, warranties, covenants and conditions for transactions of this type.  CPB has until 5:00 p.m. on June 9, 2014 (the “Due Diligence Period”) within which to conduct due diligence related to the Properties.  In addition, the Company is required to use commercially reasonable efforts prior to the expiration of the Due Diligence Period to amend the Credit Agreement, dated as of March 21, 2012, among the Company, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, and Wells Fargo, N.A., as documentation agent, as amended by the First Amendment thereto dated March 31, 2014 (the “Credit Agreement”), to permit all of the Properties to be sold to CPB in compliance with the covenants in the Credit Agreement.  In the event that such an amendment is not obtained, then CPB will have the option of cancelling the entire Agreement (in which case the Company will be obligated to pay the expenses incurred by CPB in connection with the Agreement, up to $500,000), or cancelling the Agreement with respect to the requisite number of Properties required to cause the net proceeds from the Sale-Leaseback Transaction not to exceed $100.0 million.

Under the Agreement, CPB has the unconditional right, for any reason or no reason, to terminate the Agreement in its entirety, or with respect to any number of separate Properties, in each case at any time prior to the expiration of the Due Diligence Period.  In the event that CPB terminates the Agreement with respect to certain Properties, the result of which is that the purchase price would be less than $95.0 million, then the Company would have the right to terminate the entire Agreement.  Further, if the Company breaches the Agreement prior to closing and fails to cure within a 10-day cure period, CPB can (i) cancel the Agreement and the Company would be required to pay CPB’s expenses incurred in connection with the Agreement, up to $500,000, (ii) cancel the Agreement with respect to certain Properties, or (iii) seek specific performance against the Company.  In the event that CPB breaches its obligation to close under the Agreement and fails to cure such breach within 10 days, the Company will be entitled to receive CPB’s deposit amounts, ranging from $1.0 million to $6.0 million, depending on the timing of the breach.  In all other cases of a termination or cancellation of the Agreement prior to closing, the entire deposit amount will be returned to CPB.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 14, 2014

ITT Educational Services, Inc.

By:  /s/ Daniel M. Fitzpatrick
       Name: Daniel M. Fitzpatrick
       Title: Executive Vice President, Chief
Financial Officer